UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     September 15, 2014________________

PLY GEM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35930	20-0645710
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5020 WESTON PARKWAY, SUITE 400 CARY, NORTH CAROLINA	27513
(Address of principal executive offices)	(Zip Code)

(919) 677-3900
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

 ITEM 8.01    Other Events

On September 15, 2014, Ply Gem Industries, Inc. (the “Company”), a wholly-owned subsidiary of Ply Gem Holdings, Inc. (the “Registrant”), commenced an offering of $150.0 million aggregate principal amount of 6.50% senior notes due 2022.

On September 15, 2014, the Company priced $150.0 million aggregate principal amount of 6.50% senior notes due 2022 (the “New Notes”) at an issue price of 93.25%, plus accrued and unpaid interest, if any.  The New Notes will be issued under the same indenture that governs the Company’s $500.0 million aggregate principal amount of 6.50% senior notes due 2022 that were issued on January 30, 2014.

The Company intends to use the proceeds from the New Notes and approximately $3.1 million of cash on hand to fund the Company’s purchase of all the issued and outstanding shares of common stock of Fortune Brands Windows, Inc., a Delaware corporation, for a purchase price of $130.0 million (the “Simonton Acquisition”), to pay fees and expenses in connection with the offering of the New Notes and the Simonton Acquisition and for general corporate purposes, including the repayment of approximately $10.0 million of indebtedness under the Company’s senior secured asset-based revolving credit facility.  The closing of the offering is expected to occur on September 19, 2014, and is subject to a number of conditions, including the satisfaction or waiver of all conditions to the closing of the Simonton Acquisition.

The New Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S. The New Notes will not be initially registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement, an applicable exemption from registration requirements or in a transaction not subject to the registration requirements of the Securities Act or any state securities laws. This disclosure shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  September 15, 2014

PLY GEM HOLDINGS, INC.

By: /s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President, Chief Financial Officer, Treasurer and Secretary